Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK OF PLAYAGS, INC.
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, PlayAGS, Inc. (the “company,” “we,” “us” and “our”) had one classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Act”): Common stock, par value $0.01. The following description of the company’s capital stock summarizes certain provisions of its amended and restated articles of incorporation and amended and restated bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws and the applicable provisions of Nevada law.

References to “Apollo” and the “Sponsor” refer to Apollo Global Management, Inc. and its subsidiaries. References to “Apollo Group” refer to (a) Apollo Gaming Holdings, L.P. (“Holdings”), (b) Apollo Investment Fund VIII, L.P., (c) each of their respective affiliates (including, for avoidance of doubt, any syndication vehicles and excluding, for the avoidance of doubt, any portfolio companies of Apollo Management VIII, L.P. or its affiliates other than Holdings, AP Gaming VoteCo, LLC (“VoteCo”), the Company and their respective subsidiaries) to which any transfers of our common stock are made and (d) VoteCo to the extent that it has beneficial ownership of shares of our common stock pursuant to an irrevocable proxy.

Capital Stock

The outstanding shares of our common stock are currently held by 5 holders. Our amended and restated articles of incorporation provides that our authorized capital stock consist of 450,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2019, we had 35,534,558 shares of common stock and zero shares of preferred stock outstanding.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders, and do not have cumulative voting rights with respect to the election of our directors. Accordingly, a holder of more than 50% of the then-outstanding shares of our common stock will be able, if it so chooses, to determine the outcome of any election of our directors regardless of any vote cast in the election by the holders of the remaining shares.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock. Our senior secured credit facilities and other debt instruments may impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock will be entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including obligations pursuant to the terms of any then-outstanding preferred stock.

Registration Rights. Under the terms of the Securityholders Agreement, we have agreed to register shares of our common stock beneficially owned by affiliates of Apollo, including the Apollo Group, under certain circumstances.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock, other than pursuant to the gaming and regulatory matters provisions of our amended and restated articles of incorporation. See "—Certain Redemption Provisions.”

Redemption Rights. Our amended and restated articles of incorporation contain provisions establishing the right to redeem the equity securities of disqualified holders if, among other circumstances, such action is necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. Our amended and restated articles of incorporation also contains provisions defining the redemption price and the rights of a disqualified security holder.

Preferred Stock

Pursuant to our amended and restated articles of incorporation, our board of directors, without stockholder approval, is authorized to issue, from time to time, up to an aggregate of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock. See “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.”

Certain Redemption Provisions

Our amended and restated articles of incorporation contain provisions establishing the right to redeem the equity securities of disqualified holders if, among other circumstances, such action is necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or causes us to have a previously issued license or permit rescinded, suspended, revoked or not renewed, or if our board of directors determines that such holder is likely to (i) preclude or materially delay, impede, impair, threaten or jeopardize any license or franchise, (ii) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which we are party or (iii) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any license or franchise. The amended and restated articles of incorporation also contain provisions defining the redemption price and the rights of a disqualified security holder.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the Nevada Revised Statutes (“NRS”). Our amended and restated articles of incorporation, our amended and restated bylaws and the NRS contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management, and may have the effect of delaying, deterring or preventing a change in control of us.

“Blank Check” Preferred Stock. Our amended and restated articles of incorporation authorize “blank check” preferred stock that could be issued by our board of directors to, among other things, increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Classified Board and Holdings Nomination Rights. Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Under our Stockholders Agreement, so long as the Apollo Group beneficially owns at least 5% of our outstanding common stock, Holdings has the right to nominate a number of directors to our board of directors equal to (a) the total number of our directors multiplied by (b) the percentage of outstanding common stock beneficially owned by the Apollo Group, rounded up to the nearest whole number.

Removal of Directors. Except for any directors elected or otherwise designated pursuant to the terms of any preferred stock, any director or the entire board of directors may be removed at any time, with or without cause, by the affirmative vote of not less than two-thirds of the voting power of our outstanding shares entitled to vote generally in the election of directors.

Vacancies. Vacancies on our board of directors may be filled only by a majority of our board of directors in office, although less than a quorum, or by a sole remaining director. In addition, until the first time the Apollo Group no longer beneficially owns at least 5% of our outstanding common stock, the vacancy of a director nominated by Holdings pursuant to the Stockholders Agreement must be filled by a director nominated by Holdings.

No Stockholder Action by Written Consent. Our amended and restated articles of incorporation do not permit stockholder action by written consent without a meeting, except as otherwise provided with respect to any then outstanding series of our preferred stock in its certificate of designation.

Calling of Special Meetings of Stockholders. Default provisions of the NRS limit the right to call special meetings of our stockholders to the board of directors, any two directors or the president of the corporation, unless otherwise specified in the corporation’s amended and restated articles of incorporation or amended and restated bylaws. Our amended and restated articles of incorporation and amended and restated bylaws do not provide any exceptions permitting stockholders to call special meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These provisions generally do not apply to nominations of directors made, or business proposals submitted, by the Apollo Group, and these provisions will not affect any rights of the holders of any series of our preferred stock.

Business Combinations and Acquisition of Control Shares. Pursuant to provisions in our amended and restated articles of incorporation and amended and restated bylaws, we have elected not to be governed by certain Nevada statutes that may have the effect of discouraging corporate takeovers. Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” Our amended and restated articles of incorporation provide that these statutes will not apply to us. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us and any person acquiring shares of our common stock if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our amended and restated articles of incorporation or amended and restated bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our amended and restated bylaws provide that these statutes do not apply to any acquisition of our common stock by the Apollo Group or any of its affiliates, or any direct transferee of its shares of our common stock.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interests of the corporation.

Amendment to our Articles of Incorporation. The affirmative vote of holders of at least two-thirds of the voting power of our outstanding shares of stock entitled to vote on the matter will be necessary for stockholders to adopt any amendment, modification or repeal of any provision of our amended and restated articles of incorporation.

Amendment to our Bylaws. The affirmative vote of holders of at least two-thirds of the voting power of our outstanding shares of stock entitled to vote on the matter will be necessary for stockholders to adopt any amendment, modification or repeal of any provision of our amended and restated bylaws.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our amended and restated articles of incorporation limits the liability of our officers and directors to the maximum extent permitted by Nevada law. Nevada law provides that our directors and officers will not be personally liable to us, our stockholders or our creditors, for monetary damages for any act or omission in their capacity as a director or officer unless it is proven that the act or omission constituted a breach of their fiduciary duties as a director or officer, as applicable, and the breach involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation also generally provide that we shall indemnify to the fullest extent permitted by the NRS, subject to limited exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding.

We currently maintain liability insurance for our directors and officers. In addition, certain of our directors are also insured under Apollo’s professional liability insurance policies and may be indemnified under Apollo’s bylaws or other constitutive documents.

We have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the NRS. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Our amended and restated articles of incorporation provide that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which any Covered Apollo Person (as defined in our amended and restated articles of incorporation) participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented in writing to a Covered Apollo Person solely in such person’s capacity as an officer or director of us.

Forum Selection

Our articles of incorporation provide that unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim: (a) brought in our name or right or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) arising or asserting a claim arising pursuant to any provision of the NRS Chapters 78 or 92A or any provision of our amended and restated articles of incorporation or our amended and restated bylaws; (d) to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws; or (e) asserting a claim governed by the internal affairs doctrine, in each such case subject to the Eighth Judicial District Court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Dissenter’s Rights

The provisions of Nevada’s dissenter’s rights statutes (NRS 92A.300 through 92A.500, inclusive) specify certain corporate actions giving rise to the right of a stockholder to demand payment of “fair value” (as defined in NRS 92A.320) of such stockholder’s shares, subject to a number of limitations and procedural requirements.

Stockholders’ Derivative Actions

Our stockholders may be entitled to bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to the requirements of applicable law.

Deemed Notice and Consent

Our amended and restated articles of incorporation provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our amended and restated articles of incorporation (including, without limitation, the provisions described above under “—Exclusive Forum”), our amended and restated bylaws and any amendment to our amended and restated articles of incorporation or amended and restated bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company, LLC.

Securities Exchange

Our shares of common stock are listed on the New York Stock Exchange under the symbol “AGS.”